Exhibit 99.1

Clubhouse Media Group, Inc. CEO Converts Approximately $1.8M of Personal Debt into Common Stock

LOS ANGELES, November 22, 2022 /PRNewswire/ — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“CMGR”), an influencer-based social media firm and digital talent management agency, today announced that CEO Amir Ben-Yohanan has further reduced CMGR’s debt by converting $1,808,167 of related party debt personally owed to him, in exchange for 4,520,417,475 shares of common stock at $0.0004 per share on November 17, 2022.

“I strongly believe in CMGR’s upside potential and I’m committed to supporting its growth in every way I can,” said Amir Ben-Yohanan, CEO of CMGR. “This debt exchange assists in reducing the debt on our balance sheet, and I believe gets us one step closer to our long-term goal of eliminating CMGR’s debt and hopefully uplisting to a national securities exchange such as the Nasdaq Capital Market.”

There can be no assurance that CMGR will apply to list its common stock on a national securities exchange, or that if CMGR applies to list its common stock that its application will be approved.

About Clubhouse Media Group, Inc.

We believe that CMGR represents the future of influencer media and marketing, with a global network of professionally run content houses, each with its brand, influencer cohort, and production capabilities. Collectively, CMGR reaches more than 400 million followers. CMGR offers management, production, and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by CMGR and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause CMGR’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for CMGR’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Clubhouse Media Group, Inc.

Info@westofhudsongroup.com